KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111




November 29, 2016

Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for GE Institutional Funds (Investment Company Act file number 811-08257) (the Trust) and, under the date of November 20, 2015, we reported on the statement of assets and liabilities, including the schedules of investments as of September 30, 2015, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. On June 30, 2016 we resigned.

We have read the statements made by GE Institutional Funds which we understand will be filed with the Commission pursuant to
Item 77K of Form N-SAR dated November 29, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Trusts statements regarding the appointment of Ernst & Young LLP (EY) as independent registered public accounting firm or that neither the Trust nor anyone on their behalf consulted EY prior to appointment on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements, or (ii) concerned the subject of a disagreement or reportable events.

Very truly yours,
/s/ KPMG






KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (KPMG International), a Swiss entity.